Exhibit 99.03

FORM OF

CADENCE DESIGN SYSTEMS, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

JASPER DESIGN AUTOMATION, INC. 2011 STOCK INCENTIVE PLAN (“PLAN”)

Cadence Design Systems, Inc. (the “Company”), pursuant to the Plan, hereby grants you an option (your “Option”) to purchase the number of shares of the Company’s Common Stock set forth below on the terms set forth in this Nonstatutory Stock Option Agreement (“Option Agreement”) and the Nonstatutory Stock Option Terms (“Option Terms”), (collectively, the Option Agreement and the Option Terms are referred to herein as this “Agreement”). Your Option is also subject to the terms and conditions set forth in the Plan and the Notice of Exercise located on the Employee Stock Services Website (located at http://ess.cadence.com).

Capitalized terms that are not defined herein shall have the meaning set forth in the Plan; provided that references to the “Company” in the Plan shall be deemed to be references to Cadence Design Systems, Inc. and references to “Affiliate” shall mean any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code. “Continuous Status” as used herein shall mean the absence of any interruption or termination of service, whether as an Employee or Consultant. The Board shall determine whether Continuous Status as an Employee or Consultant shall be considered interrupted in the case of: (i) any approved leave of absence, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, Affiliates or their successors. Continuous Status as an Employee or Consultant shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or any Affiliate, provided that there is no interruption or termination thereof.

Optionholder:

ID Number:

Nonstatutory Stock Option Grant Number:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price Per Share:

Expiration Date:

Vesting Schedule:	Provided that you maintain your Continuous Status as an Employee or Consultant, your Option shall vest as follows:

Payment:	By one or a combination of the following (described in the Option Terms):

By cash or check

Pursuant to a Regulation T Program or other “cashless” exercise program (unless otherwise provided in the Appendix)

Acceptance: If you do not notify the Company to the contrary within 30 days of the date of this Agreement noted below, you will be deemed to have (i) received a copy of, and reviewed the terms and conditions contained in this Agreement, the Plan and the Notice of Exercise, (ii) accepted your Option, including the terms and conditions set forth in these documents, and (iii) agreed that as of the Date of Grant, these documents set forth the entire understanding between you and the Company regarding your Option.

Rejection: If you do not wish to accept your Option, including the terms and conditions of this Agreement, you must notify the Company via e-mail to                      within 30 days after the date of this Agreement noted below. Within two business days after your email, you will receive a return e-mail from Stock Administration confirming your rejection of your Option. If a confirmation is not received within two business days, call                         . You must ensure that you receive confirmation of your rejection, or you will be deemed to have accepted your Option and the terms and conditions of this Agreement. By notifying the Company that you do not accept your Option, you will be electing to refuse the grant and your Option grant will be cancelled without any liability to you.

CADENCE DESIGN SYSTEMS, INC.

By:

Date:

CADENCE DESIGN SYSTEMS, INC.

NONSTATUTORY STOCK OPTION TERMS

Jasper Design Automation, Inc. 2011 Stock Incentive Plan

Pursuant to your Nonstatutory Stock Option Agreement (“Option Agreement”) and these Nonstatutory Stock Option Terms (“Option Terms” and collectively, this “Agreement”), CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the “Company”) has granted you an option (your “Option”) under the Jasper Design Automation, Inc. 2011 Stock Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock (“Shares”) indicated in your Option Agreement at the exercise price indicated in your Option Agreement. The Plan is incorporated herein by reference. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the meaning ascribed to such terms in the Plan.

The details of your Option are as follows:

1. Nature of Your Option. Your Option is a nonstatutory stock option and is not intended to qualify as an incentive stock option as defined in Section 422 of the Code.

2. Exercise of Option. Your Option shall be exercisable during its term in accordance with this Agreement and the Plan as follows:

a. Vesting; Right to Exercise. Subject to the limitations contained herein, your Option will vest and be exercisable as provided in this Agreement.

i. Your Option may not be exercised for a fraction of a Share.

ii. In the event of your death, disability or other termination of your Continuous Status as an Employee or Consultant as an Employee or Consultant, the exercisability of your Option is governed by the Plan and Sections 5, 6 and 7 below.

iii. If your Continuous Status as an Employee or Consultant as an Employee or Consultant is not considered interrupted in the case of a leave of absence, then unless otherwise designated by the Company or required by law, the period of the leave of absence shall not be treated as service for the purpose of vesting (that is, the Shares shall not vest during the period of the leave of absence but your Option shall remain exercisable to the extent that the Shares were vested at the time that the leave of absence commenced).

b. Method of Exercise. Your Option shall be exercisable in accordance with the procedures set forth on the Company’s Employee Stock Services website located at: http://ess.cadence.com.

c. Withholding Taxes. Regardless of any action the Company or your employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Option, including, but not limited to, the grant, vesting or exercise of your Option, the subsequent sale of Shares acquired pursuant to such exercise or the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or your employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from wages or other cash compensation paid to you by the Company and/or your employer; or (ii) withholding from proceeds of the sale of Shares acquired at exercise of your Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

Depending on the method of withholding, the Company and/or your employer may withhold or account for Tax-Related Items by considering maximum or minimum applicable rates. If withholding is performed from proceeds from the sale of Shares acquired upon exercise of your Option, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case you will receive a cash refund of any over-withheld amount not remitted to applicable tax authorities on your behalf and you will have no entitlement to receive the equivalent amount in Shares.

Finally, you agree to pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

3. Method of Payment. Payment of the exercise price shall be made as follows: (i) by cash or check; (ii) by delivery of an irrevocable written commitment from a broker-dealer approved by the Company to deliver the exercise price directly to the Company upon receipt of the Shares or, in the case of a margin loan, upon receipt of a copy of the notice of exercise of your Option, or in the case of a “same day sale” program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of the Shares, results in the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds; or (iii) by a combination of the methods of payment permitted by (i) through (ii) above.

4. Restrictions on Exercise. Your Option may not be exercised unless such exercise, the issuance of the Shares upon such exercise and the method of payment of consideration for the Shares are in compliance with (i) the Securities Act; (ii) all applicable state and foreign securities laws; (iii) all other applicable federal, state and foreign laws and regulations; and (iv) the rules of any stock exchange or national market system upon which the Shares may then be listed, as such laws, regulations and rules are in effect on the date of exercise. As a condition to the exercise of your Option, the Company may require you to make any representation and warranty to the Company as may be required by any applicable law or regulation.

5. Termination of Continuous Status as an Employee or Consultant. If your Continuous Status as an Employee or Consultant is terminated for any reason other than your death or disability (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services, or the terms of your employment or service agreement, if any), you may, but only within three (3) months after the date you cease to be an Employee or Consultant, exercise your Option to the extent that you were entitled to exercise it on the date of such termination. To the extent that you were not entitled to exercise your Option on the date of such termination, or if you do not exercise your Option within the time specified herein, your Option shall terminate. If during any part of such three (3) month period you may not exercise your Option solely because of the conditions set forth in Section 4 above, then your Option will not expire until the earlier of the Expiration Date set forth in this Agreement or until your Option shall have been exercisable for an aggregate period of three (3) months after your termination of Continuous Status as an Employee or Consultant. Subject to Section 9 hereof, if your Continuous Status as an Employee or Consultant is terminated during a Company “blackout” period when trading in Company stock is prohibited, then the three (3) month period after your termination of Continuous Status as an Employee or Consultant shall be extended by the period of time that you were unable to trade in the Company’s stock after you ceased to be an Employee or Consultant. For purposes of your Option, your Continuous Status as an Employee or Consultant is considered terminated effective as of the date that your status as an Employee or Consultant terminates, with such date being as of the end of any notice period mandated under the employment laws in the jurisdiction where you are employed or providing services, or the terms of your employment or service agreement (if applicable). The Board shall have the exclusive discretion to determine when your Continuous Status as an Employee or Consultant terminates for purposes of your Option.

6. Death of Optionholder. Subject to Section 9 hereof, in the event of your death during the term of your Option and while an Employee or Consultant and having been in Continuous Status as an Employee or Consultant since the Date of Grant, your Option may be exercised, at any time within twelve (12) months following the date of death, by your estate or by a person who acquired the right to exercise your Option by bequest or inheritance. To the extent that you were not entitled to exercise your Option on such date, or if your Option is not exercised within the time specified herein, your Option shall terminate.

7. Disability of Optionholder. Subject to Section 9 hereof, in the event of your disability during the term of your Option and while an Employee or Consultant and having been in Continuous Status as an Employee or Consultant since the Date of Grant, your Option may be exercised, at any time within twelve (12) months following the date you cease to be an Employee or Consultant, by you to the extent that you were entitled to exercise it at the date that you cease to be an Employee or Consultant. To the extent that you were not entitled to exercise your Option on such date, or if you do not exercise your Option within the time specified herein, your Option shall terminate.

8. Non-Transferability of Option. Except as set forth in Section 10 of the Plan, your Option may not be transferred in any manner otherwise than by will or by the laws of descent and distribution and may be exercised during your lifetime only by you. The terms of your Option shall be binding upon your executors, administrators, heirs, successors and assigns.

9. Term of Option. Notwithstanding any provision hereof to the contrary, your Option may not be exercised after the date that is seven (7) years after the Date of Grant (the “Expiration Date”), as set forth in this Agreement.

10. No Rights to Continued Employment or Service. Nothing in the Plan or this Agreement shall confer upon you any right to continue in the employ of the Company or any of its Affiliates (or to continue acting as a Consultant) or shall affect the right of the Company or its Affiliates to terminate your employment or the right to terminate your relationship as a Consultant or director.

11. Nature of Grant. In accepting your Option, you acknowledge, understand and agree that:

a. the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

b. the grant of your Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

c. all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

d. you are voluntarily participating in the Plan;

e. your Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

f. your Option and any Shares acquired under the Plan, and the income and value of the same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

g. your Option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, your employer or any Affiliate;

h. the future value of the Shares underlying your Option is unknown and cannot be predicted with certainty;

i. if the underlying Shares do not increase in value, your Option will have no value;

j. if you exercise your Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the exercise price; and

k. unless otherwise provided in the Plan or by the Company in its discretion, your Option and the benefits evidenced by this Agreement do not create any entitlement to have your Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

12. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

13. Governing Law and Venue. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

14. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. Language. If you have received this Agreement, or any other document related to your Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your Option and the Shares purchased upon exercise of your Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18. Insider Trading. By participating in the Plan, you agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to you). Further, you acknowledge that your country of residence may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on your ability to participate in the Plan (e.g., acquiring or selling Shares) and that you are solely responsible for complying with such laws or regulations.

19. Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other optionholder.

ACCEPTANCE

By accepting your Option, you represent that you are familiar with the terms and provisions of the Plan and accept your Option subject to all of the terms and provisions thereof. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.